LecTec Corporation Reports On Mediation and Change in Board of Directors

February 22, 2011

TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that it attended a mediation conference with Chattem Inc. relating to LecTec’s pending patent infringement lawsuit against Chattem and Prince of Peace Enterprises. Judge Caroline Craven of the United States District Court for the Eastern District of Texas, Texarkana Division acted as mediator during the conference. The parties have not been able to reach an agreement.

LecTec also announced that Kevin Lynch, Chairman of the Board of Directors of LecTec, has resigned from the Board, and that Dr. Elmer Salovich has been appointed to fill the resulting vacancy, and to serve as a member of the Compensation and Nominating & Governance Committees of the Board. Director Robert Rudelius will assume the position of Chairman of the Board.

Mr. Lynch is resigning to accommodate the significant time requirement a new leadership position he is taking will require, leaving him unable to give LecTec an adequate level of attention. Dr. Salovich is an orthopedic surgeon, having received his Doctor of Medicine, and completed his orthopedic surgery residency, at the University of Minnesota School of Medicine. In addition to his medical credentials, Dr. Salovich has a Bachelor’s Degree in Business Administration, with a Major in Corporate Finance and a Minor in Accounting and a Master’s Degree in Healthcare Administration. He is affiliated with Abbott Northwestern Hospital and Centennial Lakes Surgery Center and is a contract practitioner with Twin Cities Orthopedics.

Greg Freitag, LecTec’s CEO stated: “We appreciate the service provided by Mr. Lynch and understand the time constraints that result from a new position. LecTec has an active Board and the time that members must devote to LecTec business is significant. LecTec is excited that it continues to have the ability to attract quality Board candidates like Dr. Salovich. His background in both business and medicine will enable him to provide a unique perspective on LecTec’s future opportunities. Dr. Salovich is also a shareholder and enthusiastic supporter of LecTec and its future success.”

About LecTec

LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9.3M in cash at September 30, 2010. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has also filed for a provisional patent for its hand sanitizer patch. The LecTec hydrogel patch technology allows for a number of potential applications, including its previously marketed TheraPatch® products, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec intends to engage a strategic partner to complete its hand sanitizer patch development. Pursuit of manufacturing and marketing/co-marketing partners for products from LecTec’s IP is also ongoing. LecTec has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., which pays royalties to LecTec from time to time, within the terms of the Novartis Agreement, based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its IP and is currently involved in two patent infringement actions. Finally, LecTec is pursuing a merger/acquisition strategy with the intent to leverage its cash asset and improve shareholder value and liquidity. LecTec’s website is www.lectec.com.

Cautionary Statements

This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, LecTec’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed by LecTec, LecTec’s dependence on key personnel and Board of Director members, LecTec’s pending patent infringement litigation against Chattem, Inc. and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2009.

Contacts

LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993